Exhibit 99.(q).2

CONSENT TO SERVICE OF PROCESS

John Hancock Investment Management LLC (formerly, John Hancock Advisers, LLC), 200 Berkeley Street, Boston Massachusetts, 02116 (“JHI”), consents and agrees to serve as agent to receive service of notice, subpoena, summons, order, demand or other process in the United States for John Hancock Diversified Macro Offshore Subsidiary Fund, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Subsidiary”), in any action or proceeding in the United States arising out of any activity in connection with its business that is subject to the jurisdiction of the United States.

JHI shall forward any legal process received by JHI to the Subsidiary, at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or to such other forwarding address as directed by the Subsidiary.

John Hancock Investment Management LLC

Signature:	/s/ Jay Aronowitz
Printed Name:	Jay Aronowitz, Chief Investment Officer
Date:	July 24, 2019
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